MEMC ELECTRONIC MATERIALS, INC.
501 Pearl Drive (City of O'Fallon)
P. O. Box 8
St. Peters, Missouri 63376

For Immediate Release
CONTACT: Janine Orf
Director, Investor Relations
636-474-5443
Ian Bailey/Michael Polyviou
FD Morgen-Walke
212-850-5600
Press: Scot Hoffman
212-850-5617

MEMC CONTINUES TO DELIVER SOLID QUARTERLY RESULTS

St. Peters, MO, October 27, 2003 - MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the third quarter ended September 30, 2003.

Summary of the 2003 third quarter results:

  Net sales of $195.9 million

  Gross margin of 30% of net sales

  Operating income of $36.5 million (19% of net sales)

  Net income of $35.2 million, diluted EPS of $0.16

Commenting on the quarter, Nabeel Gareeb, MEMC's Chief Executive Officer, said,

"MEMC continues to execute on our strategy and to deliver solid financial results. This quarter, our net sales continued to increase. Our diluted earnings per share improved to $0.16, compared to $0.13 in the 2003 second quarter. We continue to benefit from our operational improvements, as well as currency gains this quarter."

Net sales were $195.9 million for the 2003 third quarter compared to $191.8 million for the 2003 second quarter. The increase in net sales was primarily a result of increased product volumes.

The Company reported gross margin in the 2003 third quarter of $58.5 million, or 30% of net sales, compared to $55.6 million, or 29% of net sales, in the 2003 second quarter. The Company reported operating income of $36.5 million, or 19% of net sales, in the 2003 third quarter, up from operating income of $33.7 million, or 18% of net sales, for the 2003 second quarter.

-more-

MEMC ELECTRONIC MATERIALS

Other nonoperating income in the 2003 third quarter included currency gains of $11.6 million, compared to currency gains of $1.5 million in the 2003 second quarter. The currency gains in the 2003 third quarter were primarily associated with the revaluation of a Yen-based intercompany loan and the strengthening of the Yen during the quarter.

The Company's effective income tax rate for the 2003 third quarter was 25%, compared to 22.5% in the 2003 second quarter. The Company expects its effective income tax rate in 2003 will be approximately 25%.

The Company reported increased net income available to common stockholders of $35.2 million, or $0.16 per diluted share, for the 2003 third quarter compared to $27.3 million, or $0.13 per diluted share, in the 2003 second quarter.

The Company achieved operating cash flow of $25.3 million for the 2003 third quarter, compared to $23.5 million in the 2003 second quarter.

Capital expenditures during the 2003 third quarter totaled $25.2 million, compared to $21.2 million in the 2003 second quarter. The Company expects capital expenditures in calendar year 2003 to be in the range of $80.0 to $90.0 million as the Company increases its capability and capacity for larger diameter products.

The Company's cash and cash equivalents and short-term investments totaled $125.8 million at the end of the 2003 third quarter, compared to $127.6 million at the end of the 2003 second quarter.

On August 19, 2003, the Company's controlling stockholder, an investor group led by Texas Pacific Group (TPG) agreed to pay E.ON AG and its affiliates (E.ON) a $25.2 million contingent performance purchase price payment. This payment arises out of the November 13, 2001 acquisition by TPG of all of E.ON's debt and equity holdings in MEMC. The purchase agreement between E.ON and TPG contained provisions for a contingent performance purchase price payment by TPG to E.ON based on MEMC's "Earnings Before Interest, Taxes, Depreciation and Amortization", as defined in that agreement, for fiscal year 2002.

-more-

MEMC ELECTRONIC MATERIALS

As a result of the contingent performance purchase price payment in August, TPG's additional $25.2 million basis in MEMC was pushed down to MEMC's accounting records for the third quarter. This increased the Company's property, plant and equipment balance by $26.1 million, increased the value of the Company's investments in joint ventures by $1.1 million, and decreased the Company's deferred tax assets by $2.0 million. Additionally, the value assigned to the common stock and warrants acquired by TPG was increased by approximately $23.5 million and the value assigned to the senior subordinated secured notes held by TPG was increased by approximately $1.7 million.

The senior subordinated secured notes will accrete up to their face value plus accrued stated interest over their maturity using the effective interest method. Based on the new basis of the notes, assuming these notes remain outstanding until their maturity, interest expense related to the accretion of the notes and the related stated interest expense is expected to be $0.7 million, $3.9 million, $10.2 million, $26.4 million, and $55.6 million in the years 2003 through 2007, respectively.

The contingent payment and the related pushdown evaluation caused the Company to reevaluate its estimates of useful lives for its property, plant and equipment. In this process, the useful lives were extended to reflect longer productive lives based on research and development activities. The net result of the push-down of the contingent payment, the extension of the useful lives of property, plant and equipment, and the increase in our planned 2003 capital expenditures is expected to favorably impact the quarterly run rate of depreciation and amortization by approximately $2.5 million per quarter. The 2003 third quarter was similarly impacted. A significant portion of the Company's depreciation and amortization is reflected in cost of goods sold.

Outlook

"Depending upon our customers' fab shutdown schedules during the holiday season, we expect our net sales in the 2003 fourth quarter to increase by approximately 3 to 5 percentage points compared to the 2003 third quarter. We also anticipate that our operating results will continue to improve sequentially in the 2003 fourth quarter compared to the 2003 third quarter," concluded Gareeb.

Conference Call

MEMC will host a conference call today, October 27, 2003, at 5:30 p.m. EST to discuss the Company's third quarter results and related business matters. A live webcast will be available on the Company's web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

-more-

MEMC ELECTRONIC MATERIALS

A replay of the conference call will be available from 6:30 p.m. EST on October 27, until 11:59 p.m. EST on October 31, 2003. To access the replay, please dial 706-645-9291, and use passcode "3507717", at any time during that period.

About MEMC

MEMC is the world's largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

Certain matters discussed in this news release are forward-looking statements, including our expectation that our effective income tax rate in 2003 will be approximately 25%, our expectation that our capital expenditures in calendar year 2003 will be in the range of $80 to $90 million, our expectation that the quarterly run rate of depreciation and amortization will be favorably impacted by approximately $2.5 million per quarter, depending upon our customers' fab shutdown schedules during the holiday season, our expectation that our net sales in the 2003 fourth quarter will increase by approximately 3 to 5 percentage points compared to the 2003 third quarter, and our anticipation that our operating results will improve sequentially in the 2003 fourth quarter compared to the 2003 third quarter. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers, customer acceptance of our new products, utilization of manufacturing capacity, our ability to reduce manufacturing and operating costs, inventory levels of our customers, demand for semiconductors generally, changes in the pricing environment, general economic conditions, actions by competitors, customers, and suppliers, the impact of competitive products and technologies, technological changes, changes in currency exchange rates, changes in the composition of worldwide taxable income, the accuracy of our assumptions regarding the amount and timing of our capital expenditures, and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's 2002 Form 10-K, as amended. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited; Dollars in thousands, except share data)
	Three Months Ended			Nine Months Ended September 30,
	September 30, 2003	June 30, 2003	September 30, 2002
				2003	2002
Net sales	$ 195,897	$ 191,829	$ 190,264	$ 576,071	$ 501,186
Costs of goods sold	137,378	136,205	137,417	407,726	381,805
Gross margin	58,519	55,624	52,847	168,345	119,381
Operating expenses
Marketing and administration	13,613	13,391	16,053	41,098	51,221
Research and development	8,406	8,530	6,725	24,326	19,993
Restructuring costs	-	-	8,315	-	15,300
Operating income	36,500	33,703	21,754	102,921	32,867
Nonoperating (income) expense
Interest expense	2,665	3,303	58,250[1]	9,975	69,194[1]
Interest income	(1,870)	(1,916)	(1,860)	(5,777)	(4,672)
Royalty income	(1,038)	(1,092)	(769)	(2,924)	(2,371)
Other, net	(11,921)	(1,163)	3,843	(10,920)	(4,582)
Total nonoperating (income) expense	(12,164)	(868)	59,464	(9,646)	57,569
Income (loss) before income taxes, equity in income of joint ventures and minority interests	48,664	34,571	(37,710)	112,567	(24,702)
Income taxes	12,166	7,763	5,368	28,142	13,235
Income (loss) before equity in income of joint ventures and minority interests	36,498	26,808	(43,078)	84,425	(37,937)
Equity in income of joint ventures	1,589	1,665	1,308	4,317	1,971
Minority interests	(2,890)	(1,197)	(2,982)	(6,529)	(4,839)
Net income (loss)	$ 35,197	$ 27,276	$(44,752)	$ 82,213	$(40,805)
Cumulative preferred stock dividends	$ -	$ -	$(934)	$ -	$(17,027)
Net income (loss) allocable to common stockholders	$ 35,197	$ 27,276	$(45,686)	$ 82,213	$(57,832)
Basic income (loss) per share	$ 0.17	$ 0.14	$(0.25)	$ 0.41	$(0.54)
Diluted income (loss) per share	$ 0.16	$ 0.13	$(0.25)	$ 0.38	$(0.54)
Weighted average shares used in computing basic income (loss) per share	206,517,384	200,637,931	182,742,775	200,908,620	107,850,403
Weighted average shares used in computing diluted income (loss) per share	223,771,825	217,710,967	182,742,775	217,401,562	107,850,403

1 Includes non-cash accretion of $53,382 for the 2002 third quarter, $639 for the 2002 second quarter, and $54,021 for the nine months ended September 30, 2002, to bring the 55 million Euro note to its full face value.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	September 30, 2003	June 30, 2003	December 31, 2002
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 85,141	$ 86,763	$ 119,651
Short-term investments	40,680	40,853	45,995
Accounts receivable, net	107,378	98,099	95,022
Inventories	97,962	96,177	85,106
Prepaid and other current assets	25,767	18,515	17,934
Total current assets	356,928	340,407	363,708
Property, plant and equipment, net	253,453	203,315	184,875
Investments in joint ventures	22,237	19,548	16,820
Goodwill, net	3,761	3,761	3,761
Deferred tax assets, net	18,494	26,090	33,668
Other assets	38,489	33,935	28,850
Total assets	$ 693,362	$ 627,056	$ 631,682
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities
Short-term borrowings and current portion of long-term debt	$ 80,625	$ 53,350	$ 123,640
Accounts payable	82,642	69,400	68,014
Accrued liabilities	28,768	31,103	33,986
Customer deposits	14,555	14,468	15,055
Provision for restructuring costs	3,020	4,826	7,808
Income taxes	10,992	13,317	14,183
Accrued wages and salaries	22,239	19,969	23,387
Total current liabilities	242,841	206,433	286,073
Long-term debt, less current portion	60,017	87,414	160,998
Pension and similar liabilities	109,445	107,611	104,866
Customer deposits	9,742	14,789	19,617
Other liabilities	32,274	29,789	26,812
Total liabilities	454,319	446,036	598,366
Minority interests	62,015	59,125	57,996
Commitments and contingencies
Stockholders' equity (deficiency)
Common stock	2,078	2,072	1,965
Additional paid-in capital	150,553	123,572	26,965
Retained earnings (deficit)	47,746	12,549	(34,467)
Accumulated other comprehensive loss	(14,712)	(6,556)	(7,329)
Deferred compensation	(4,190)	(5,022)	(7,094)
Treasury stock	(4,447)	(4,720)	(4,720)
Total stockholders' equity (deficiency)	177,028	121,895	(24,680)
Total liabilities and stockholders' equity (deficiency)	$ 693,362	$ 627,056	$ 631,682

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited; Dollars in thousands)
	Three Months Ended			Nine Months Ended September 30,
	September 30, 2003	June 30, 2003	September 30, 2002
				2003	2002
Cash flows from operating activities
Net income (loss)	$ 35,197	$ 27,276	$(44,752)	$ 82,213	$(40,805)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	6,183	8,334	8,442	23,274	25,149
Interest accretion	695	554	54,154	1,868	56,556
Minority interests	2,890	1,197	2,982	6,529	4,839
Stock compensation	832	837	2,523	2,904	6,682
Equity in income of joint ventures	(1,589)	(1,665)	(1,308)	(4,317)	(1,971)
Working capital and other	(18,885)	(13,026)	14,453	(39,087)	(6,332)
Net cash provided by operating activities	25,323	23,507	36,494	73,384	44,118
Cash flows from investing activities
Capital expenditures	(25,209)	(21,202)	(5,179)	(62,224)	(12,325)
Short-term investments, net	172	4,485	(4,818)	5,314	(7,138)
Proceeds from sale of property, plant and equipment	15	-	577	37	911
Net cash used in investing activities	(25,022)	(16,717)	(9,420)	(56,873)	(18,552)
Cash flows from financing activities
Net short-term borrowings	(7,791)	(53,060)	(3,622)	(61,129)	9,950
Proceeds from issuance of common stock	3,783	96,135	-	100,498	695
Dividend to minority interest	-	(2,510)	-	(2,510)	(2,251)
Proceeds from issuance of long-term debt		-	35,000	-	40,000
Principal payments on long-term debt	(1,447)	(81,384)	(35,267)	(94,295)	(57,502)
Net cash used in financing activities	(5,455)	(40,819)	(3,889)	(57,436)	(9,108)
Effective of exchange rate changes on cash and cash equivalents	3,532	5,331	(1,784)	6,415	6,556
Net increase (decrease) in cash and cash equivalents	(1,622)	(28,698)	21,401	(34,510)	23,014
Cash and cash equivalents at beginning of period	86,763	115,461	76,969	119,651	75,356
Cash and cash equivalents at end of period	$ 85,141	$ 86,763	$ 98,370	$ 85,141	$ 98,370